CANADIAN PACIFIC RAILWAY LIMITED

DIRECTORS’ DEFERRED SHARE UNIT PLAN

AS AMENDED WITH EFFECT AS OF JULY 1, 2013

Section 1	Interpretation
1.1    Purpose
The purposes of the Plan are:

(a)	to promote a greater alignment of interests between directors of CPRC and the Company and the shareholders of the Company;

(b)	to provide a compensation system for directors that is reflective of the responsibility, commitment and risk accompanying board membership;

(c)	to assist the Company and CPRC to attract and retain individuals with experience and ability to act as directors; and

(d)	to allow directors of CPRC and the Company to participate in the long-term success of the Company.
1.2    Definitions
As used in the Plan, the following terms have the following meanings:

(a)	“Account” has the meaning ascribed thereto in Section 3.4;

(b)	“Affiliate” means an affiliate of either of the Company or CPRC as that term is defined in paragraph 8 of Canada Revenue Agency’s Interpretation Bulletin IT-337R4, Retiring Allowance;

(c)
“Beneficiary” means an individual who, on the date of an Eligible Director’s death, is the person who has been designated in accordance with Section 5.7 and the laws applying to the Plan, or where no such individual has been validly designated by the Eligible Director, or where the individual does not survive the Eligible Director, the Eligible Director’s legal representative;

(d)	“Board” means those individuals who serve from time to time as the Board of Directors of the Company;

(e)
“Committee” means the Corporate Governance and Nominating Committee of the Board, or such other persons or other Committee of the Board or the Board of Directors of CPRC, as may be designated by the Board;

(f)	“Company” means Canadian Pacific Railway Limited;

(g)
“Conversion Date” means, with respect to any Quarter, the date used to determine the Fair Market Value for purposes of determining the number of DSUs to be awarded in respect of that Quarter to an Eligible Director, which date shall be the date recommended by the Committee and confirmed by the

Board and which shall for the Quarter commencing on the effective date of the Plan be the last day of that Quarter and thereafter shall generally be the last day of each Quarter and, in any event, shall not be earlier than the first business day, or later than December 31, of the year in respect of which the DSUs are being provided;

(h)	“CPRC” means Canadian Pacific Railway Company;

(i)
Directors’ Annual Remuneration” means all amounts payable to an Eligible Director by the Company and/or CPRC in respect of the services provided to Company and/or to CPRC by the Eligible Director in a calendar year with respect to one or more Quarters, including without limitation, as applicable (i) the annual base retainer fee for serving as a director, (ii) the annual retainer fee for serving as a member of a board committee, (iii) the annual retainer fee for chairing a board committee, (iv) the fees for attending meetings of the board of directors or board committees, but, for greater certainty, excluding amounts received by an Eligible Director as a reimbursement for expenses incurred in attending meetings;

(j)
“DSU” means a unit credited by the Company or CPRC to an Eligible Director by way of a bookkeeping entry in the books of the Company or CPRC, as determined by the Committee, and administered pursuant to the terms of the Plan, the value of which, on a particular date, shall be equal to the Fair Market Value at that date;

(k)	“Eligible Director” means all directors of the Company and CPRC who are not otherwise employees of CPRC or any Affiliate, and who have not declined to receive Directors’ Annual Remuneration;

(l)	“Entitlement Date” has the meaning ascribed thereto in Section 4.1;

(m)
“Fair Market Value” means, with respect to Eligible Directors who are residents of Canada for purposes of the Income Tax Act (Canada), the TSX FMV, and with respect to Eligible Directors who are not residents of Canada for purposes of the Income Tax Act (Canada), the NYSE FMV;

(n)
“NYSE FMV” means, with respect to any particular date, the average closing price of a Share on the New York Stock Exchange, or if the Shares are not listed on the New York Stock Exchange, on such other stock exchange in the United States on which the Shares are listed, or if the Shares are not listed on any stock exchange, then on the over-the-counter market in the United States, on the ten trading days prior to that date; rounded up to the nearest cent;

(o)	“Plan” means this Directors’ DSU Plan, as amended from time to time;

(p)
“Post-2004 DSUs” means DSUs credited to the Account of an Eligible Director under Section 3.2 or Section 3.3 on or after January 1, 2005 and prior to January 1, 2014 and any additional DSUs credited to such Eligible Director’s Account under Section 3.4 (before, on or after January 1, 2005) that are attributable to DSUs credited to such Eligible Director’s Account under Section 3.2 or Section 3.3 on or after January 1, 2005 and prior to January 1, 2014;

(q)
“Pre-2005 DSUs” means DSUs credited to the Account of an Eligible Director under Section 3.2 or Section 3.3 prior to January 1, 2005 and any additional DSUs credited to such Eligible Director’s Account under Section 3.4 (before, on or after January 1, 2005) that are attributable to DSUs credited to such Eligible Director’s Account under Section 3.2 or Section 3.3 prior to January 1, 2005;

(r)	“Post-2013 DSUs” means DSUs credited to the Account of an Eligible Director that are not Pre-2005 DSUs or Post-2004 DSUs;

(s)
“Quarter” means a fiscal Quarter of the Company or CPRC as the context requires, which, until changed by the Company or CPRC, as the case may be, shall be the three month period ending March 31, June 30, September 30 or December 31 in any calendar year;

(t)	“Related Corporation” means a corporation related to the Company for the purposes of the Income Tax Act (Canada) and, unless inconsistent with the context, includes CPRC;

(u)	“Share” means a common share, without nominal or par value, of the capital stock of the Company;

(v)
“Termination Date” means, with respect to an Eligible Director the earliest date on which both of the following conditions are met: (i) the Eligible Director has ceased to be employed by the Company, CPRC or any Affiliate for any reason whatsoever; and (ii) the Eligible Director is not a member of the Board nor a director of an Affiliate; provided that the Termination Date of a U.S. Eligible Director shall be the date on which such Eligible Director has separated from service, within the meaning of Section 409A of the Internal Revenue Code;

(w)
“TSX FMV” means, with respect to any particular date, the average closing price of a Share on the Toronto Stock Exchange, or if the Shares are not listed on the Toronto Stock Exchange, on such other stock exchange in Canada on which the Shares are listed, or if the Shares are not listed on any stock exchange, then on the over-the-counter market in Canada, on the ten trading days prior to that date rounded up to the nearest cent; and

(x)	“U.S. Eligible Director” means an Eligible Director who is subject to federal income tax on his Directors’ Annual Remuneration under the “Internal Revenue Code” of the United States of America.

1.3    Effective Date
The effective date of the Plan, which was amended and restated as of July 1, 2013 is October 1, 2001.
1.4    Construction
In this Plan, all references to the masculine include the feminine; reference to the singular shall include the plural and vice versa, as the context shall require. If any provision of the Plan or part thereof is determined to be void or unenforceable in whole or in part, such determination shall not affect the validity or enforcement of any other provision or part thereof. Headings wherever used herein are for reference purposes only and do not limit or extend the meaning of the provisions contained herein. References to “Section” or “Sections” mean a section or sections contained in the Plan unless expressly stated otherwise.
1.5    Administration
The Committee shall, in its sole and absolute discretion: (i) interpret and administer the     Plan; (ii) establish, amend and rescind any rules and regulations relating to the Plan; (iii) have the power to delegate, on such terms as the Committee deems appropriate, any or all of its powers hereunder to the Chief Executive Officer of the Company or CPRC; and (iv) make any other determinations that the Committee deems necessary or desirable for the administration of the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent the Committee deems, in its sole and absolute discretion, necessary or desirable. Any decision of the Committee with respect to the administration and interpretation of the Plan shall be conclusive and binding on the Eligible Director and any other person claiming an entitlement or benefit through the Eligible Director. All expenses of administration of the Plan as determined by the Committee shall be borne by CPRC.
1.6    Governing Law
The Plan shall be governed by and construed in accordance with the laws of the Province of Alberta and the federal laws of Canada applicable therein.

Section 2	Election Under the Plan
2.1    Payment of Annual Remuneration
Subject to Sections 2.2 and 3.3 and such rules, regulations, approvals and conditions as the Committee may impose, an Eligible Director may elect to receive his Directors’ Annual Remuneration in the form of DSUs or cash or any combination thereof; provided that no such election shall be applicable for Directors’ Annual Remuneration payable in respect of services provided in calendar 2014 and subsequent years. For services provided in calendar 2014 and subsequent years, all Directors’ Annual Remuneration earned for such services shall be provided 100% in the form of Post-2013 DSUs.
2.2    Method of Electing
2.2.1    To elect to receive all or some portion of a Directors’ Annual Remuneration in respect of the year in which this Plan becomes effective in the form of DSUs, the Eligible Director shall complete and deliver to CPRC an initial written election by no later than 15 business days before the end of the Quarter that includes the effective date of this Plan, which shall apply to the Eligible Director’s Directors’ Annual Remuneration payable on and after the end of such Quarter, subject to the provisions of this Section 2.2.1. An Eligible Director may change the portion of his Directors’ Annual Remuneration to be provided in the form of DSUs for subsequent years by completing and delivering to CPRC a new written election by no later than the last business day of the year preceding the first year in which the Directors’ Annual Remuneration that is subject to the new election is earned. Where an individual becomes an Eligible Director, other than a U.S. Eligible Director, during a calendar year, such Eligible Director shall be entitled to make an initial written election in accordance with Section 2.2.2 with respect to Directors’ Annual Remuneration payable in respect of Quarters in the same calendar year commencing after the date of the Eligible Director’s appointment or election to the Board or the Board of Directors of CPRC and in respect of subsequent years. Such election must be completed and delivered to CPRC no later than the last business day preceding the Quarter in which such Directors’ Annual Remuneration that is subject to the election first becomes payable. Where an individual becomes an Eligible U.S. Director during a calendar year, such Eligible Director may make an initial written election in accordance with Section 2.2.2 in respect of Directors’ Annual Remuneration earned by the U.S. Eligible Director after the date the election is made in the same year and in subsequent years. With respect to the Directors’ Annual Remuneration earned in the year in which the individual becomes a U.S. Eligible Director, such election shall not be effective to require such Directors’ Annual Remuneration be provided in the form of DSUs if (i) such election is not completed and delivered to CPRC within 30 days after the individual becomes an Eligible Director; or (ii) the individual previously participated in a plan maintained by the Company or CPRC that is a “non-qualified deferred compensation plan” for purposes of Section 409A of the Internal Revenue Code. Notwithstanding any of the foregoing, for services provided in calendar 2014 and subsequent years, all Directors’ Annual Remuneration earned for such services shall be provided 100% in the form of Post-2013 DSUs, and no election to the contrary shall be effective.
2.2.2    For services provided prior to January 1, 2014, an Eligible Director shall be entitled to elect on an irrevocable basis one of the following five (5) options with respect to the payment of his Directors’ Annual Remuneration:

(i)	25% of the Eligible Director’s potential Directors’ Annual Remuneration in the form of DSUs;

(ii)    50% of the Eligible Director’s potential Directors’ Annual Remuneration in the form of DSUs;

(iii)	75% of the Eligible Director’s potential Directors’ Annual Remuneration in the form of DSUs;

(iv)	100% of the Eligible Director’s potential Directors’ Annual Remuneration in the form of DSUs; or

(v)
such other percentage of the Eligible Director’s potential Directors’ Annual Remuneration as is specified by the Committee in order to fulfill the Share ownership requirements applicable to the Eligible Director (A) at the time of the Eligible Director’s election, in the case of U.S. Eligible Directors or (B) at the time for payment of such Directors’ Annual Remuneration, in the case of all other Eligible Directors.(1)

DSUs already granted to the Eligible Director pursuant to the Plan and Shares owned by or for the benefit of the Eligible Director shall be taken into account by the Committee in determining attainment of Share ownership requirements.
2.2.3    In the absence of a new election made in accordance with this Section 2.2, an Eligible Director’s latest election with respect to the percentage of the Directors’ Annual Remuneration that is to be provided in the form of DSUs, and cash (if applicable) shall continue to apply to all subsequent Directors’ Annual Remuneration payments to such Eligible Director until the Eligible Director submits another written election in accordance with this section. An Eligible Director’s election shall be irrevocable with respect to his Directors’ Annual Remuneration for the Quarter or year, as applicable, commencing immediately following the date of the election and for any subsequent year unless the Eligible Director makes a new election in accordance with this Section 2.2 by the last business day of the year immediately prior to the first year in which the Directors’ Annual Remuneration to which new election is intended to apply is earned. Notwithstanding any of the foregoing, for services provided in calendar 2014 and subsequent years, all Directors’ Annual Remuneration earned for such services shall be provided 100% in the form of Post-2013 DSUs, and no election to the contrary shall be effective.
2.2.4    Notwithstanding any election made by an Eligible Director under this Section 2.2, the Committee may, in its sole direction, decline to award DSUs to an Eligible Director who is not a U.S. Eligible Director on account of the Eligible Director’s potential Directors’ Annual Remuneration or may require an Eligible Director to receive such portion of his Directors’ Annual Remuneration in respect of one or more years in DSUs as the Committee may specify in order to fulfill the Share ownership requirements applicable to such Eligible Director at the time for payment of such Directors’ Annual Remuneration; provided, however, that the Committee shall not be permitted to exercise such discretion with respect to U.S. Eligible Directors.(2)

1 [The ability of the director to change his or her share ownership in the middle of the year would act indirectly as a change in the director’s deferral election, which would violate 409A.]

2 [The company cannot accelerate or delay a deferral election under 409A.]

Section 3 Payment of Directors’ Annual Remuneration and Crediting of DSUs
3.1    Payment of Director’s Annual Remuneration
The portion of the Directors’ Annual Remuneration payable in respect of a Quarter or other period within the year to which such Directors’ Annual Remuneration relates shall be paid in cash (net of applicable withholdings) or provided in the form of DSUs as set out in Section 3.2 as soon as practicable after the last day of each Quarter or such other applicable period in respect of which the Directors’ Annual Remuneration may be payable.
3.2    Elected and Provided DSUs
DSUs elected by an Eligible Director pursuant to the Plan or otherwise to be provided to an Eligible Director pursuant to the Plan shall, subject to the committee’s discretion under Section 2.2.4, be credited to the Eligible Director’s Account as of the Conversion Date applicable for the Quarter or other period to which the DSUs relate. The number of DSUs (including fractional DSUs) to be credited to an Eligible Director’s Account as of a particular Conversion Date shall be determined by dividing (i) the portion of the Director’s Annual Remuneration for the applicable Quarter or other applicable period to be satisfied by DSUs as elected by the Eligible Director pursuant to any of options (i) through (iv) of Section 2.2.2 or as determined by the Committee pursuant to option (v) of Section 2.2.2 or pursuant to Section 2.2.4 or otherwise, by (ii) the Fair Market Value on the particular Conversion Date. DSUs credited pursuant to this Section 3.2, Section 3.3 and Section 3.4 will be fully vested upon being credited to an Eligible Director’s Account and the Eligible Director’s entitlement to payment of such DSUs at his Termination Date shall not thereafter be subject to satisfaction of any requirements as to any minimum period of membership on the Board or on the board of directors of CPRC.
3.3    Additional DSUs
Subject to Section 3.6.2 and regardless of an Eligible Director’s election (if any) under Section 2.2, the Committee may in its sole discretion grant additional DSUs to an Eligible Director as additional compensation in respect of services provided to the Company and/or CPRC by the Eligible Director and/or in lieu of other director’s equity or equity related compensation. The Committee shall determine the date(s) on which such DSUs may be granted and the date(s) as of which such DSUs are credited to the Account of an Eligible Director.
3.4    Dividend Equivalents
On the payment date for dividends paid on Shares, an Eligible Director shall be credited with dividend equivalents in respect of DSUs credited to the Eligible Director’s Account as of the record date for payment of dividends. Such dividend equivalents shall be converted into additional DSUs corresponding to the DSUs then credited to the Eligible Director’s Account (including fractions thereof) based on the Fair Market Value on the date such dividend equivalents are credited.

3.5    Eligible Directors’ Accounts
The Company or CPRC, as determined by the Board, shall maintain or cause to be maintained in its books an account for each Eligible Director (“Account”) recording at all times the number and type of DSUs standing to the credit of the Eligible Director. Upon payment in satisfaction of DSUs credited to an Eligible Director in the manner described herein, such DSUs shall be cancelled. A written confirmation of the balance in an Eligible Director’s Account shall be mailed by the Company or CPRC to the Eligible Director at least annually.
3.6    Adjustments and Reorganizations
3.6.1    In the event of any stock dividend, stock split, combination or exchange of Shares, merger, consolidation, spin-off or other distribution (other than normal cash dividends) of the Company’s assets to shareholders, or any other change in the capital of the Company affecting the Shares, such proportionate adjustments, if any, as the Committee in its discretion may deem appropriate to reflect such change, shall be made with respect to the number of DSUs outstanding under the Plan.
3.6.2    Notwithstanding any other provision of the Plan, the value of each DSU, as applicable, shall always depend on the value of shares of the Company or a Related Corporation. No amount will be paid and no other benefit will be granted to, or in respect of, an Eligible Director under the Plan, in order to compensate for a downward fluctuation in the value of a Share.
Section 4 Termination of Service
4.1    Redemption of DSUs
Subject to Sections 4.2, 4.3 and 4.5, an Eligible Director may elect the date as of which the DSUs credited to the Eligible Director’s Account shall be redeemed (the “Entitlement Date”) by filing an irrevocable written election with CPRC no later than November 15 of the calendar year commencing immediately after the Eligible Director’s Termination Date. The Fair Market Value of the DSUs credited to the Eligible Director’s Account as at the Entitlement Date, as may be adjusted pursuant to Section 4.3 or Section 4.5, shall be redeemable by and payable to the Eligible Director or the Eligible Director’s Beneficiary, as applicable. The Fair Market Value of the DSUs redeemed by or in respect of an Eligible Director shall, after deduction of any applicable taxes and other source deductions required to be withheld, be paid by the Company or CPRC as a lump sum in cash to the Eligible Director or the Eligible Director’s Beneficiary, as applicable as soon as practicable after the Eligible Director’s Entitlement Date.
4.2    Determination of Entitlement Date
4.2.1    The Entitlement Date elected by an Eligible Director (including a U.S. Eligible Director) pursuant to Section 4.1 with respect to Pre-2005 DSUs shall not be before the later of the date on which such election is filed with CPRC and 30 days after the Eligible Director’s Termination Date and shall not be later than December 15 of the calendar year commencing immediately after the Eligible Director’s Termination Date. The Entitlement Date elected by an Eligible Director (other than a U.S. Eligible Director) pursuant to Section 4.1 with respect to Post-2004 DSUs shall not be before the later of the date on which such election is filed with CPRC and six months after the Eligible Director’s Termination Date and shall not be later than December 15 of the calendar year commencing immediately after the Eligible Director’s Termination Date. Where an Eligible Director does not elect a date within the permissible period set out above as his Entitlement Date, the Entitlement Date for such Eligible Director shall be December 15 of the calendar year commencing immediately after the Eligible Director’s Termination Date.
4.2.2    Notwithstanding Section 4.2.1, where an Eligible Director elects an Entitlement Date under Section 4.1 for Pre-2005 DSUs that is earlier than the date that is six months after the Eligible Director’s Termination Date the Entitlement Date for any Post-2004 DSUs credited to such Eligible Director’s Account shall be date that is six months after the Eligible Director’s Termination Date.
4.2.3    Notwithstanding any other provision of this Plan, the Entitlement Date of a U.S. Eligible Director with respect to Post-2004 DSUs shall be the date that is six months after the U.S. Eligible Director’s Termination Date.
4.2.4    Notwithstanding any other provision of this Plan, including Section 4.2.3, the Entitlement Date of an Eligible Director with respect to Post-2013 DSUs shall be the date that is twelve months after the Eligible Director’s Termination Date.
4.3    Extended Entitlement Date
In the event that an Eligible Director’s Entitlement Date falls between the record date for a dividend on the Shares and the related dividend payment date then, notwithstanding Sections 4.1 and 4.2, the redemption of his DSUs shall not be deferred; however, the redemption of the dividend equivalents (to be redeemed at the same Fair Market Value determined on the Entitlement Date) to be credited in respect of the foregoing dividend payment shall be deferred until the day immediately following such dividend payment date (or as soon as practicable thereafter), but in the case of U.S. Eligible Directors not later than the last day of the calendar year in which the Entitlement Date occurs, and the number of DSUs to be redeemed under Section 4.1 in respect of such Eligible Director at his Entitlement Date shall include dividend equivalents determined in accordance with Section 3.4 with respect to such record date. In the event that the Committee is unable, by an Eligible Director’s Entitlement Date, to compute the final value of the DSUs recorded in such Eligible Director’s Account by reason of the fact that any data required in order to compute the market value of a Share has not been made available to the Committee, and such delay is not caused by the Eligible Director, then the Entitlement Date shall be the next following trading day on which such data is made available to the Committee.

4.4    Limitation on Extension of Entitlement Date
Notwithstanding any other provision of the Plan, all amounts payable to, or in respect of, an Eligible Director hereunder shall be paid on or before December 31 of the calendar year commencing immediately after the Eligible Director’s Termination Date.
4.5    Postponed Entitlement Date
Without limiting the generality of Section 5.5 and notwithstanding any other provision of the Plan, if in the opinion of the Committee, an Eligible Director is in possession of material undisclosed information regarding either or both of the Company and the Shares on his Entitlement Date, which in the case of U.S. Eligible Directors would prohibit the receipt of a payment under the Plan under U.S. federal securities laws, such Eligible Director’s Entitlement Date shall be postponed until the earliest of the date on which (i) the Committee is satisfied the Eligible Director is no longer in possession of any such material undisclosed information, or (ii) December 15 of the year following the year of the Eligible Director’s Termination Date.
Section 5 General
5.1    Unfunded Plan
Unless otherwise determined by the Committee, the Plan shall be unfunded. To the extent any individual holds any rights by virtue of an election under the Plan, such rights (unless otherwise determined by the Committee) shall be no greater than the rights of an unsecured general creditor of CPRC.
5.2    Successors and Assigns
The Plan shall be binding on all successors and assigns of the Company, CPRC and an Eligible Director, including without limitation, the estate of such Eligible Director and the legal representative of such estate, or any receiver or trustee in bankruptcy or representative of the Company’s or CPRC’s or the Eligible Director’s creditors.
5.3    Plan Amendment
The Board may amend the Plan as it deems necessary or appropriate, but no such amendment shall, without the consent of the Eligible Director or unless required by law, adversely affect the rights of an Eligible Director with respect to DSUs to which the Eligible Director is then entitled under the Plan. Notwithstanding the foregoing, any amendment of the Plan shall be such that the Plan continuously meets the requirements of paragraph 6801(d) of the regulations under the Income Tax Act (Canada) or any successor to such provision. For avoidance of doubt, the Board may amend the Plan without the consent of any Eligible Director so as to comply with the requirements of Section 409A of the Internal Revenue Code.

5.4    Plan Termination
The Board may terminate the Plan at any time, but no such termination shall, without the consent of the Eligible Director or unless required by law, adversely affect the rights of an Eligible Director with respect to DSUs to which the Eligible Director is then entitled under the Plan. Notwithstanding the foregoing, termination of the Plan shall be such that the Plan continuously meets the requirements of paragraph 6801(d) of the regulations under the Income Tax Act (Canada) or any successor to such provision. In the case of U.S. Eligible Directors, the Board may accelerate the payment of benefits upon a Plan termination only if the termination occurs:
(a) within 12 months of a corporate dissolution taxed under section 331 of the Internal Revenue Code, or with the approval of a bankruptcy court pursuant to 11 U.S.C. §503(b)(1)(A), provided that the payments under the Plan are included in the Eligible Director’s gross income in the latest of (i) the calendar year in which the Plan termination occurs, (ii) the calendar year in which such benefit becomes vested or (iii) the first calendar year in which the payments are administratively practicable;
(b) within 30 days preceding or within 12 months following a change in control event, as defined in Treasury Regulation §1.409A-2(g)(4)(i) or
(c) upon any other termination event permitted under section 409A of the Internal Revenue Code.
5.5    Applicable Trading Policies
The Committee and each Eligible Director will ensure that all actions taken and decisions made by the Committee or an Eligible Director, as the case may be, pursuant to the Plan, comply with applicable securities regulations and policies of the Company relating to insider trading and “black out” periods.
5.6    Currency
All payments and benefits under the Plan in respect of Eligible Directors who are residents of Canada for purpose of the Income Tax Act (Canada) shall be determined and paid in the lawful currency of Canada. All payments and benefits under the Plan in respect of Eligible Directors who are not residents of Canada for purpose of the Income Tax Act (Canada) shall be determined and paid in the lawful currency of the United States of America.
5.7    Designation of Beneficiary
Subject to the requirements of applicable laws, an Eligible Director shall designate in writing a person who is a dependant or relation of the Eligible Director as a beneficiary to receive any benefits that are payable under the Plan upon the death of such Eligible Director. The Eligible Director may, subject to applicable laws, change such designation from time to time. Such designation or change shall be in such form and executed and filed in such manner as the Committee may from time to time determine.

5.8    Death of Participant
In the event of an Eligible Director’s death, any and all DSUs then credited to the Eligible Director’s Account shall become payable to the Eligible Director’s Beneficiary in accordance with Section 4.
5.9    Rights of Participants
5.9.1    Except as specifically set out in the Plan, no employee of the Company, or any Related Corporation, including any Eligible Director, or other person shall have any claim or right to any Shares or other benefit in respect of DSUs granted pursuant to the Plan.
5.9.2    Rights of Eligible Directors respecting DSUs shall not be transferable or assignable other than by will or the laws of descent and distribution.
5.9.3    Neither the Plan nor any award thereunder shall be construed as granting an Eligible Director a right to be retained as a member of the Board or of the board of CPRC or any Affiliate or a claim or right to any future grants of DSUs.
5.9.4    Under no circumstances shall DSUs be considered Shares nor shall they entitle any Eligible Director or other person to exercise voting rights or any other rights attaching to the ownership of Shares, nor shall any Eligible Director or other person be considered the owner of Shares by virtue of this Plan.
5.10    Compliance with Law
The Eligible Director shall comply with all applicable laws and furnish the Company with any and all information and undertakings as may be required to ensure compliance therewith. This Plan is intended to comply with the provisions of Section 409A of the Internal Revenue Code, and shall be interpreted and construed accordingly.
5.11    Withholding
The Company and CPRC shall be entitled to deduct any amount of withholding taxes and other withholdings from any amount paid or credited hereunder.

July 1, 2013

/s/ Peter Edwards
Peter Edwards
Vice-President, Human Resources and Industrial Relations
Canadian Pacific Railway Company